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                                                                    EXHIBIT 3.87


                            ARTICLES OF INCORPORATION

                                       OF

                         SYNAGRO OF TEXAS - VITAL CYCLE

       The undersigned, being a person and acting as incorporator of a corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, hereby adopts the following as the Articles of Incorporation of such corporation:

                                    ---------

                                    ARTICLE I


       The name of the Corporation shall be SYNAGRO OF TEXAS - VITAL CYCLE.

                                   ARTICLE II

       The aggregate number of shares of stock that the Corporation shall have authority to issue shall be 9,000 shares of stock, designated as "Common Stock," with a par value of Ten Cents ($0.10) per share.

                                   ARTICLE III

       The number of directors shall be fixed by, or in the manner provided in, the Bylaws.

                                   ARTICLE IV

       The initial registered office of the Corporation is located at 111 E. Kilbourn Avenue, Suite 1400, Milwaukee, Wisconsin 53202 and the name of its initial registered agent at such address is Scott E. Fiducci.

                                    ARTICLE V

       The name and address of the Corporation's incorporator is: Scott E. Fiducci, Davis & Kuelthau, S.C., 111 E. Kilbourn Avenue, Suite 1400, Milwaukee, WI 53202-6613


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       EXECUTED as of the 18th day of January, 1993.


                                               /s/ Scott E. Fiducci
                                               --------------------
                                               Scott E. Fiducci